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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-4) for the registration of 140,000 Ordinary Shares of Transocean Sedco Forex Inc., pursuant to Rule 462(b) of our report dated January 31, 2000, with respect to the consolidated balance sheet as of December 31, 1999, and the related combined statements of operations, equity and cash flows and schedule for the year then ended of Transocean Sedco Forex Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                             /s/ ERNST & YOUNG LLP

                                             Ernst & Young LLP

Houston, Texas
January 29, 2001